CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
BLOOM ENERGY CORPORATION
Bloom Energy Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
1. The name of the Company is Bloom Energy Corporation. The Company was originally incorporated under the name of Ion America Corporation. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 18, 2001.
2. This Certificate of Amendment to the Restated Certificate of Incorporation of the Company (the “Restated Certificate of Incorporation”) was duly authorized and adopted by the Company’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and amends provisions of the Company’s Restated Certificate of Incorporation.
3. The amendments to the existing Restated Certificate of Incorporation being effected hereby are to:
a) amend and restate in its entirety Section 1.1 of Article IV of the Restated Certificate of Incorporation to read as follows:
“1.1. The total number of shares of all classes of stock that the Company has authority to issue is 1,220,000,000 shares, consisting of three classes: 600,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 600,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).”
b) amend and restate in its entirety Article XI of the Restated Certificate of Incorporation to read as follows:
“1. Forum. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or other employee or agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law, this Restated Certificate of Incorporation or the Bylaws of the Company (as either may be amended from time to time); (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate of Incorporation or the Bylaws of the Company; or (e) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company shall be deemed to have notice of and to have consented to the provisions of this paragraph.

Subject to the foregoing paragraph, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this paragraph.
2. Enforceability. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.”
4. This Certificate of Amendment to the Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its Executive Vice President, General Counsel and Secretary as of the31st day of May 2022.

BLOOM ENERGY CORPORATION,
a Delaware corporation
By: /s/ Shawn M. Soderberg
Name: Shawn M. Soderberg
Title: Executive Vice President, General Counsel and
Secretary